Health Insurance Innovations, Inc. Addresses Misleading Information in the Marketplace

Tampa, Florida, September 12, 2017 — Health Insurance Innovations, Inc. (NASDAQ:HIIQ), a leading developer, distributor, and virtual administrator of affordable health plans, held a conference call yesterday to give a management update. As a follow-up to that call, the Company today provided the following statement to address certain misleading information in the marketplace, including information in a third-party investor report issued yesterday:

Indiana Multistate Examination

The Indiana Multi-State examination is an open matter, where the lead regulators have not yet provided any written findings, or a framework for resolution. A third-party report published yesterday referred to a potential estimated combined fine amount of $100 million, which the author based on unstated or inapplicable data points. This amount does not correspond to any estimates, analyses, or communications undertaken or made by the Company, and the Company does not believe that this number has any basis in fact.

Closed Regulatory Matters

HIIQ’s regulatory matters are publicly disclosed in SEC filings, after working diligently with counsel to provide appropriate detail related to any active investigations. Closed matters, such as those in Arkansas (released from its C&D Aug. 2016) and Ohio (closed Aug. 2017), neither of which concluded with regulatory action from the respective states, are not commented upon further in disclosures.

Florida TPA license

As previously disclosed by the Company, in June 2017 the Florida Office of Insurance Regulation (“OIR”) denied the Company’s application for licensure as a TPA based on the OIR’s determination that the Company had not provided all information required to process the application. In June 2017, the Company appealed the denial with the Florida Division of Administrative Hearings in order to preserve its rights. A final hearing on the appeal was originally scheduled for October 17-20, 2017, but the proceeding is on hold, and the Company is currently engaged in a dialogue with the OIR on a potential resolution that would enable the Company to withdraw the appeal and either re-submit the application or engage in discussions regarding whether the OIR will require the Company to hold a TPA license at all.

In a report issued yesterday by a third party, the author of the report mischaracterized certain disclosure questions that arose during the application process regarding prior legal proceedings involving Michael Hershberger, the Company’s Chief Financial Officer. In connection with the licensing application process, the Company received comments from OIR about the need to disclose certain prior legal proceedings involving Mr. Hershberger. Those legal proceedings involved Mr. Hershberger’s prior business as a real estate developer in the Dane County, Wisconsin area. One case involved a monetary claim (and not a foreclosure) that was quickly settled, and another case was one in which Mr. Hershberger was mistakenly named as a party (and from which Mr. Hershberger was therefore dismissed). Mr. Hershberger has provided all requested information, and no information is outstanding in regard to these matters. These matters are not significant, and there are no “undisclosed legal actions against HIIQ insiders”. Similar misleading statements were made in the third-party report regarding legal proceedings involving Michael Kosloske, as those proceedings involved a car accident and an employment agreement dispute with a prior employer, both of which Mr. Kosloske initially believed were not responsive to the requirements of the TPA application, but we subsequently provided.

In addition to the above, a third party yesterday took out of context a statement made by counsel to the Company in a letter to OIR regarding a “domino effect”. The Company’s counsel was making a reference to the fact that an application denial would likely be a disclosure item on all future licensing in other states, which would add significant work to future licensing efforts in those states.

Since its inception, the Company has operated in the State of Florida under an Agency License issued by the Florida Department of Financial Services that allows the Company to sell insurance products in the state. Many states, including Florida, have statutes that require the licensure of TPAs, and the statutes and applicable regulations vary from state-to-state with respect to the nature of the business activities that may require licensure. Because the Company’s business model does not fall into the category of business activities ordinarily contemplated by state TPA statutes, the need for the Company to become licensed as a TPA in a particular state is not always clear and generally involves an analysis and dialogue with applicable state regulators. As of today, the Company applied for and obtained TPA licenses in approximately 34 states, and applications in 8 states are pending, and in other states the Company confirmed that licensure is not required. The Company has operated in the State of Florida since its inception, and based on discussions with the OIR, the Company determined that its business activities likely require licensure as a TPA even though the Company is not a traditional TPA. Although the Company has pursued the licensure process described above, the Company believes that further contemplated dialogue with OIR could result in a conclusion that TPA licensure is not necessary, and otherwise the Company intends to seek such licensure and has since provided all information requested by the OIR. The OIR has not to date informed the Company that it intends to request that the Company modify its business activities in Florida, and the Company is in regular communication with the OIR on other compliance matters.

About Health Insurance Innovations, Inc.

HIIQ is a market leader in developing innovative health insurance products that are affordable and meet the needs of millions of health insurance plan shoppers. HIIQ develops insurance products through partnerships with best-in-class insurance companies and markets them via its broad distribution network of licensed insurance agents across the nation. HII’s data-centric paperless business model is facilitated by its Consumer Division that provides real-time data used to identify opportunities and underserved needs in the health insurance market. HIIQ’s Consumer Division includes AgileHealthInsurance.com, a website for researching, comparing and purchasing Term Health insurance products and HealthPocket.com, an independently managed free website that compares and ranks all health insurance plans, and uses objective data to publish unbiased health insurance market analyses and other consumer advocacy research. Additional information about HIIQ can be found at HiiQuote.com.

Investor Contacts

Mike Hershberger, Health Insurance Innovations, Inc. 1-877-376-5831 x282

John Evans, Investor Relations, PIR Communications, 415-309-0230, ir@hiiquote.com